Exhibit 99.1

LSI Industries Inc. Announces Board of Directors Election

CINCINNATI, June 19, 2020 (GLOBE NEWSWIRE) -- LSI Industries Inc. (NASDAQ: LYTS) today announced the election, effective June 17, 2020, of Chantel Lenard to the Board of Directors. Ms. Lenard will serve on the Company’s Audit and Compensation Committees. LSI also announced that John Morgan will not be standing for re-election to the Board of Directors at the November 2020 Annual Shareholders Meeting.

Ms. Lenard has been a lecturer in marketing at the University of Michigan Ross School of Business since 2017. Ms. Lenard retired from Ford Motor Company (NYSE: F) in 2017 where she served in various positions in her 25-year career. Her most recent position with Ford was Executive Director of U.S. Marketing from 2013 to 2017 after living in Shanghai and serving as Ford’s Vice President of Marketing for Asia Pacific and Africa from 2010 to 2013. Ms. Lenard holds a bachelor’s degree in industrial engineering from Purdue University and a master’s degree in business administration from Harvard University. She has served on the boards of TTM Technologies, Inc. (NASDAQ: TTMI) since October 2018 and Uni-Select Inc. (TSX: UNS) since May 2020.

Bill O’Gara, Chairman of the Board, commented, “We are delighted to have Chantel join the LSI Board, particularly given her vast experience in marketing. Chantel’s marketing perspective and extensive leadership skills will serve the LSI Board well.”

The Company also announced that John Morgan, due to time constraints, has decided not to seek re-election to the Board of Directors at the November 2020 Annual Meeting of Shareholders. Mr. Morgan has served on the Board of Directors since 2016 and serves as Chairman of the Compensation Committee and is a member of the Audit Committee.

Mr. O’Gara commented, “We have been very fortunate to have John Morgan serve as an integral part of our Board. John has been devoted to the success of LSI and we understand the time commitments he has and appreciate his staying on the Board until the November Shareholders Meeting.”

About the Company

Headquartered in Blue Ash, Ohio (Greater Cincinnati), LSI Industries is a leading producer of high-performance, American-made lighting solutions. The Company’s strength in outdoor lighting applications creates opportunities for it to introduce additional solutions to its valued customers. LSI’s indoor and outdoor products and services, including its digital and print graphics capabilities, are valued by architects, engineers, distributors and contractors for their quality, reliability and innovation. The Company’s products are used extensively in automotive dealerships, petroleum stations, quick service restaurants, grocery stores and pharmacies, retail establishments, sports complexes, parking lots and garages, and commercial and industrial buildings. LSI has approximately 1,200 employees at seven manufacturing plants in the United States, including its corporate headquarters and international subsidiaries. Additional information about LSI is available at www.lsi-industries.com.

Forward-Looking Statements

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.lsi-industries.com/fls as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

For further information, contact: Noel Ryan, IRC at (720) 778-2415.

Additional note: Today’s news release, along with past releases from LSI Industries, are available on the Company’s internet site at www.lsi-industries.com or by calling the Investor Relations Department at (513) 793-3200.

CONTACT:

NOEL RYAN